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                                                                    EXHIBIT 2.2


                               BUY-SELL AGREEMENT

                        KNOW ALL MEN BY THESE PRESENTS:


         BOYD GAMING CORPORATION (hereinafter referred to as "Seller") whose office address is 1950 South Industrial Road, Las Vegas, Nevada 89109-1100 and CASINO MAGIC OF LOUISIANA, CORP. (hereinafter referred to as "Buyer") whose office address is 711 Casino Magic Dr., Bay St. Louis, Mississippi 39520, have and do hereby agree as follows:

         Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller, the riverboat Gaming Vessel, "MARY'S PRIZE", Official number 1028011, a description of which is attached hereto as SCHEDULE "A", on or before August 25, 1996 (said date hereinafter referred to as "Closing"). Title to the Vessel shall not pass to Buyer until payment is received by Seller at Closing.

PURCHASE PRICE
- --------------

         The purchase price for this sale shall be the sum of TWENTY MILLION AND 00/100 ($20,000,000.00) DOLLARS. This purchase price is for the Vessel MARY'S PRIZE and all her machinery, engines, equipment, appurtenances, stores and spare parts (hereinafter collectively referred to as "Vessel"). At the time this Agreement is executed by all parties possession of the Vessel will be transferred to Buyer (said time of execution and transfer of possession hereinafter referred to as "Delivery") and all risk of loss shall pass to Buyer at that time. At time of Delivery, Buyer will pay to Sell TWO HUNDRED SEVENTY-FIVE THOUSAND AND 00/100 ($275,000.00) DOLLARS. At the time of Closing, all funds paid to Seller by Buyer will be credited against the purchase price of TWENTY MILLION AND 00/100 ($20,000,000.00) DOLLARS. If Closing does not occur on or before August 25, 1996, Seller will have no right to compel Buyer to purchase the Vessel; however, the Seller shall retain TWO HUNDRED THIRTY THOUSAND AND 00/100 ($230,000.00) of the funds paid by Buyer to Seller at Delivery as liquidated damages and Buyer waives any right to a return of such funds for any reason. The remaining funds shall be available for Buyer at Seller's direction to





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resort the Vessel to the condition it was in at time of Delivery and to satisfy all other financial obligations of Buyer, if any, under this Agreement. Buyer will be responsible for funds which are necessary to so restore the Vessel and to satisfy all other financial obligations of Buyer, if any, hereunder. If any funds remain after such restoration and satisfaction, said funds shall be disbursed to Buyer.

DELIVERY
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         Seller agrees to deliver possession of the Vessel to Buyer in Morgan
City, Louisiana upon execution of this Agreement by all parties. At the time of Delivery, if possible, Seller shall provide to Buyer a full set of the Vessel's plans, as builts, schematics, wiring specifications, low voltage wiring diagrams, certified evacuation and safety plan, certified periodic test procedures and all other plans and blueprints related to Vessel. If Seller can not provide said documents at Delivery, Seller will use reasonable, good faith efforts to provide said documents within fifteen (15) days following Delivery, provided, however, the Seller's failure to deliver said documents and items shall not constitute a breach of this Agreement by Seller, nor shall such failure constitute grounds for Buyer not to close this transaction.

         Seller shall deliver the Vessel to Buyer as is and where is. Seller makes NO WARRANTY of any kind whatsoever, except as to title to the Vessel, free and clear of all liens, mortgages and encumbrances, whether expressed or implied, including without limitations, any implied warranty of merchantability, quality, condition, fitness for any particular purpose, or against any redhibitory vices, or any other vices or defects, hidden, latent or otherwise, all such warranties being expressly WAIVED by Buyer. At time of Closing, Seller shall not be required to provide Buyer with any approvals or consents from the United States Coast Guard necessary to permit the Vessel to be moved to Bossier City, Louisiana; however, by Closing, Seller shall have exercised reasonable, good faith efforts to obtain such necessary approvals and consents, provided, however, the Seller's failure to deliver said approvals or consents shall not constitute a breach of this Agreement by Seller, nor shall such failure constitute grounds for Buyer not to close this transaction.





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         Seller is required to provide Buyer with a valid Certificate of
Inspection; however, Seller shall not be required to provide a valid Certificate of Inspection to operate as a passenger vessel, at Delivery.
Seller will use reasonable good faith efforts to obtain the Certificate of Inspection prior to Closing, however, this is not a condition for Closing. Buyer shall cooperate with Seller in assisting Seller to obtain the Certificate of Inspection, and if Seller incurs any extra costs or expenses in obtaining the Certificate of Inspection attributable to Buyer's accelerated schedule, Buyer shall reimburse Seller for any said extra costs or expenses documented by Seller. Furthermore, Seller shall not be required to provide at Delivery a Certificate of Documentation, FCC License, Society Tonnage, Interim Class, Hull Classification and Machinery Classification Certificate (if applicable) and/or their regulatory equivalent (if applicable) at the time of Delivery; however, Seller shall use reasonable good faith to obtain such Certificates and documents within a reasonable time after Delivery, provided, however, the Seller's failure to deliver said Certificates and Documents shall not constitute a breach of this Agreement by Seller, nor shall such failure constitute grounds for Buyer not to close this transaction.

         During the period from the time of Delivery until Closing (hereinafter referred to as the "Period"), Buyer shall do all that is necessary on its part to maintain the Vessel's documentation in full force, and any fee or other expense for the maintenance of the documentation shall be paid by the Buyer.

         If Closing does not occur on or before August 25, 1996, the Vessel shall be re-delivered to Seller in the same or as good structure, state, condition, and class as that in which she was delivered, fair wear and tear not affecting class excepted (the "Re-delivery"). The Vessel upon Re-delivery shall have her survey cycles up to date and class certificates valid with no outstanding recommendations, but only to the extent such certificates were applicable and in force at the time of Delivery.

MAINTENANCE AND OPERATION
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         The Vessel shall, during the Period, be in the full possession at the absolute disposal for all purposes of the Buyer and under its complete control in every respect. Buyer shall, for so long as the Vessel remains under its control during said Period, take all reasonable steps to maintain the Vessel, her machinery, engines, equipment,





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appurtenances and spare parts in a good state of repair and in efficient operating condition in accordance with good commercial maintenance practice, ordinary wear and tear excepted. During said Period, Buyer shall keep the Vessel in compliance with all governmental and classification society rules and regulations.

         While the Vessel is under Buyer's control, during the Period, Buyer shall at its own expense or by its own procurement crew, navigate, operate, supply, fuel, and repair the Vessel wherever required and shall, as between itself and seller be responsible for all charges and expenses of every kind and nature whatsoever incidental to the Vessel's use and operation during said Period.

         During the Period, Buyer shall not have the right to transport the Vessel from its berth in Morgan City, Louisiana without the prior written approval of Seller. Buyer shall have the right to shift the Vessel within the port of Morgan City, Louisiana, with the prior written consent of Seller, which consent shall not be unreasonably withheld.

         During the Period, Buyer shall make no structural changes to the Vessel or in her machinery without first obtaining written approval from the Seller. If changes are made, the Buyer shall, if the Seller requires, restore the Vessel to its former condition in the event Closing does not occur by August 25, 1996. Buyer agrees to defend, indemnify and/or hold harmless Seller for any costs incurred by Seller for any reason which arises out of or results from any changes and/or modifications to the Vessel.

         Prior to Closing all equipment and necessities to operate places on the Vessel by Buyer, including without limitation gaming equipment, shall remain at all times property of the Buyer, regardless of whether such equipment may constitute or be deemed to constitute an appurtenance of the Vessel.

         During the Period, Buyer is required to establish and maintain financial security or responsibility in respect of oil or other pollution damage as required by any government agency. The Buyer shall indemnify, defend and hold Seller harmless against all consequences arising from the Buyer's failure or inability to comply with governmental requirements from time of Delivery until Closing.




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INSPECTION
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         During the Period, except for restricted areas involved in the
Vessel's gaming operations, Seller or its designee shall have the right at any reasonable time to inspect or survey the Vessel to ascertain the condition of the Vessel and to satisfy itself that the Vessel is being properly maintained.

SURVEY AND INVENTORY
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         A complete survey and inventory at time of Delivery and, if Closing does not occur, Re-delivery of the Vessel's equipment, outfit, appliances and all the consumable stores on board the Vessel shall be made by Seller and Buyer on Delivery and on Re-delivery. The Buyer and the Seller, respectively, shall at the time of Delivery and Re-delivery pay for all bunkers, oils, fuel, water, provisions, paints, oils ropes, and other consumable stores on the said Vessel at the market prices.

MORTGAGE
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         The Vessel is subject to a Preferred Ship Mortgage (the "Mortgage") n favor of First Security Bank of Utah, N.A., not in its individual capacity, but solely in its capacity as Trustee, (hereinafter after referred to as "Mortgagee"). From the date of Delivery until Closing, this Agreement shall be subject and subordinate to the terms and conditions of the Mortgage and the other loan documents referred to therein. Buyer agrees to comply with the insurance requirements under the Mortgage as per the Insurance Schedule attached hereto as SCHEDULE "B". Seller agrees not to default on the Mortgage and will notify Buyer within three (3) days of any notice of default Seller receives from the Mortgage Holder.

         Seller agrees to deliver to Buyer at the time of Closing good title to Vessel which is free from all encumbrances, leases, maritime liens and/or debts of any kind whatsoever, including but not limited to, the Preferred Ship Mortgage on Vessel, in favor of First Security Bank of Utah, N.A. Should any such claim exist against the Vessel, Seller hereby undertakes to indemnify, defend and hold Buyer harmless against all consequences of such claims. Should the Vessel be arrested by reason of claims or liens arising out of her operation hereunder by seller prior to Delivery, Seller shall at its own expense take all reasonable steps to secure the release of the Vessel and discharge any such claims or liens.





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         This Agreement is not conditioned upon obtaining Seller's mortgagee's approval; however, in the event, such approval is required by Seller's mortgagee, Seller shall be responsible for obtaining such approval from Seller's mortgagee for Seller to enter into this Agreement.

         Seller agrees to provide Buyer with a valid Bill of Sale with warranty of title to transfer ownership to the Vessel to Buyer at the time of Closing. Seller shall also transfer and assign to Buyer and subrogate Buyer to any warranty, right or claim, if any such warranty, right or claim exists, that Seller has, or may have, against the builder of the Vessel or any supplier of equipment for the Vessel. Seller shall also provide Buyer with satisfactory evidence of corporate power and authority to transfer Vessel.

INSURANCE
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         During the Period, the Vessel shall be kept insured by the Buyer at
Buyer's expense. Buyer shall acquire the insurance described herein on SCHEDULE "B" in the amounts and deductibles specified therein. Seller certifies that the insurance described in SCHEDULE "B" complies with the insurance required in the Mortgage. The insurance referenced herein shall be acquired and arranged by the Buyer to protect the interest of the Seller, the Seller's Mortgagee and the Buyer. Seller and Seller's Mortgagee shall be named as additional insureds on all policies of insurance obtained by Buyer pursuant to this Agreement. Buyer may at its discretion arrange for additional insurance to that required herein and any insurance to protect the interest of any managers it may appoint, any other entity, or any insurance required to operate the Vessel as a Gaming Vessel.

         Should the Vessel become an actual or constructive total loss under the insurance, during the Period, all insurance payments for such loss shall be paid to Seller for distribution between Seller, Mortgagee and Buyer according to their respective interests. Buyer shall then be under no further obligation to Seller in respect to the Vessel under this Agreement. All other rights of the parties remain in full force and effect. In the event the Vessel is an actual or constructive total loss, during the Period, this Agreement shall terminate as of the event giving rise to the loss.

         During the Period, Seller shall, upon the request of Buyer, promptly execute such documents as may be required to enable Buyer to abandon the Vessel to its insurers and





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claim a constructive total loss, provided, however, that if the Vessel's insurers declare the Vessel to be a total loss or a constructive total loss, but Seller gives notice in writing to Buyer that Seller desires that the Vessel not be abandoned and that a partial loss only be claimed, then this Agreement shall terminate as from the date of the event giving rise to such loss and any insurance payments in respect of the partial loss shall be paid to Seller.

         Prior to the time of Closing, neither Buyer nor Seller shall do any act or voluntarily permit any act which causes the insurance required herein to be suspended, impaired, defeated, or canceled.

         Buyer further agrees to provide to Seller within one (1) day of execution of this Agreement an opinion letter from Buyer's insurance agent stating that all conditions and terms of SCHEDULE "B" have been met.

LIENS
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         During the Period, Buyer shall be allowed to install furniture, fixtures, machinery and equipment on the Vessel relating to its Gaming operation including but not limited to food and beverage service, any machinery, device, equipment or furniture used directly or indirectly in the conduct of Gaming operations, gaming devices, table games, surveillance equipment, computers and bar equipment, and to secure the acquisition of this furniture, fixtures, machinery, and equipment with a lien superior in rank to any other lien as it relates to the furniture, fixtures, machinery and equipment referenced herein.

         Buyer shall indemnify, defend and hold Seller and the Vessel harmless against any lien of whatsoever nature arising upon the Vessel during the Period, and against any claims against Seller or the Vessel arising out of the operation of the Vessel by Buyer or out of any neglect of Buyer in relation to the Vessel or the operation thereof; provided, however, that Buyer's obligation to indemnify Seller shall not extend to liens arising from the acts or omissions of Seller. Should the Vessel be arrested by reason of claims or liens arising out of her operation hereunder by Buyer during the Period, Buyer shall at its own expense take all reasonable steps to secure the release of the Vessel and discharge any such claims or liens.




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TOWAGE
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         After Delivery and prior to Closing, all towage in connection with transporting the Vessel as permitted under this Agreement with Seller's consent shall be for the Buyer's benefit and Buyer shall pay and be responsible for any costs associated with transporting the Vessel and the cost of repairing damage occasioned thereby shall be borne by Buyer.

TAXES
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         It is understood and agreed by Seller and Buyer that the sale of
Vessel by Seller constitutes an isolated and occasional sale by Seller, and that no sale, use, transfer or other tax(es) should be payable in connection therewith; however, if any such tax(es) is payable, Buyer shall pay such tax(es) and shall indemnify and hold harmless Seller for any such tax(es). Seller shall be responsible for any ad valorem property taxes applicable to the Vessel prior to Delivery of the Vessel to Buyer, and Buyer will be responsible for all ad valorem property taxes applicable to the Vessel after Delivery.

NOTICES
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         Unless otherwise provided in this Agreement, all payments, notices and communications with respect to this Agreement shall be made to Buyer at 711 Casino Magic Drive, Bay St. Louis, Mississippi 39520 and to Seller at 2950 S. Industrial Road, Las Vegas, Nevada 89109-1100, Attn: Ellis Landau.

         During the Period, not withstanding any provisions of this Agreement to the contrary, the parties agree that no notice from Buyer shall be effective unless it is also given to the Mortgagee. Any notice of default shall state the nature of the alleged default. The Mortgagee shall be given notice of any legal proceeding between Seller and Buyer and/or any alleged default by Seller and the Mortgagee shall have the right to intervene in any such legal proceeding and be made a party thereto.

         The parties hereto agree to give notice of any default on any of the parties respective obligations under this Agreement to the Louisiana Gaming control Board, Louisiana State Police, Gaming Enforcement Division, upon occurrence of such default. Furthermore, all parties agree to give immediate notice to the Louisiana Gaming Control Board, Louisiana State Police, Gaming Enforcement Division, in the event that this Agreement does not close by August 25, 1996.




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CONSIDERATION
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         Except as set forth in this Agreement, no consideration has been paid to Seller by Buyer prior to the date hereof and no consideration will be paid to Seller by Buyer until Closing.

GOVERNING LAW
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         This Agreement shall be governed by the laws of the United States of
America and the State of Louisiana and any and all disputes arising out of this Agreement shall be brought in the United States District Court for the Eastern District of Louisiana.

COMPLIANCE WITH GAMING LAWS
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         The parties have entered into this Agreement with the understanding that the Agreement complies with all gaming laws and regulations of the State of Louisiana. Should, however, any provision of this Agreement he found to be in violation of said laws or regulations, this Agreement shall be void ab initio.

SPECIFIC PERFORMANCE
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         If either Seller or Buyer should default on any of its respective obligations under this Agreement, the non-defaulting party, in addition to and not in derogation of any other of its rights, may sue for specific performance of this Agreement. Furthermore, if any legal action or other proceeding is brought for the enforcement of this Agreement or any provision hereof, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other reasonable costs incurred in such action or proceeding, in addition to any other relief to which such party shall be entitled.

PRIOR AGREEMENTS
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         This Agreement supersedes all prior agreements and constitutes the entire agreement between the parties concerning the subject matter hereof, and this Agreement specifically negates and nullifies the Bar Boat Charter entered into by the parties on June 26, 1996.

AMENDMENTS
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         During the Period, this Amendment may not be amended or modified except by an instrument executed by both parties.




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SEVERABILITY
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         The provisions of the Agreement are separate and severable.  If any provision, item or application of this Agreement shall be deemed invalid in whole or in part, such invalidity shall not affect the other provisions, items, or applications of this Agreement which can be given effect without the invalid provision, item or application.

LICENSEE
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         Under no circumstance shall any term or condition of this Agreement be construed to give Seller any ownership, interest and/or control, either actual or constructive, in the Buyer, or any of its subsidiaries or its parent corporation.

CASINO MAGIC CORP.
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         Casino Magic Corp. shall be a signatory to this Agreement for the limited purpose of guaranteeing performance and payment of all obligations of Buyer in this Agreement except the obligation to close. Casino Magic Corp. expressly and specifically states and Seller agrees that Casino Magic Corp. is not guaranteeing and it is not liable for any obligation of Buyer to close this Agreement and Casino Magic Corp. is not guaranteeing payment of the Purchase Price of TWENTY MILLION DOLLARS AND 00/100 ($20,000,000.00) due to Seller from Buyer at Closing.

TIME OF THE ESSENCE
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         Time is expressly declared to be of the essence in this Agreement.  If
Closing does not occur on or before August 25, 1996, this will constitute an event of default and the non-defaulting party may elect to terminate this Agreement if it so desires and/or pursue any contractual or legal remedies it may have.

CITIZENSHIP
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         Buyer warrants to Seller that it is now, and will remain until
Closing, a citizen of the United States of America as defined in 46 U.S.C. 802.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on this ___ day of September, 1996.


WITNESSES:                                      BOYD GAMING CORPORATION
                                                (Seller)


                                                By:
- ------------------------                           -------------------------


                                                Title:
- ------------------------                              -----------------------




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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on this ____ day of September, 1996.

WITNESSES:                                  CASINO MAGIC OF LOUISIANA CORP.
                                            (Buyer)

                                            By:
- -----------------------                         ---------------------------

                                            Title:
- -----------------------                           -------------------------



         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on this ____ day of September, 1996.

WITNESSES:                                  CASINO MAGIC CORP.
                                            (Signatory)

                                            By:
- -----------------------                         ---------------------------

                                            Title:
- -----------------------                           -------------------------




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